Exhibit 99.2

FOR IMMEDIATE RELEASE	New York, NY - MAY 16, 2005

ANVIL HOLDINGS, INC. REPORTS PRELIMINARY RESULTS FOR THE FIRST QUARTER OF FISCAL 2005 AND PROVIDES REVISED GUIDANCE FOR FISCAL YEAR 2005

Anvil Holdings, Inc. (“the Company”) announced today, the following preliminary results for its fiscal first quarter ended April 30, 2005, and revised financial guidance for fiscal 2005:

FIRST QUARTER 2005:

Sales

For its fiscal first quarter ended April 30, 2005, the Company expects to report total net sales of $49.5 million compared to $53.0 million for the same period of the prior year, a decrease of 6.6%.  Operating income for the first quarter is expected to be $2.2 million versus $6.0 million for the prior year’s first quarter.  *EBITDA for the current quarter is expected to be $3.9 million versus $7.8 million for the prior year’s quarter.

Higher yarn costs in the first quarter of fiscal year 2005 vs. fiscal year 2004, created a negative impact of $1.5 million, which was anticipated.  It is expected that the Company will benefit from more favorable yarn costs in the 2nd and 3rd quarters of fiscal 2005 vs. fiscal 2004.  Anticipated competitive pricing pressure on the “Ringer Tees” category created a $.5 million unfavorable impact during the quarter.  Restructuring costs and quality issues at the Spectratex, Inc. (formerly known as Cottontops, Inc.) garment dye business had a negative impact of $.7 million on results for the quarter.

Borrowings and Cash

At April 30, 2005, there was $21.0 million outstanding under the Company’s Revolving Credit Facility and the Company had cash available of $5.6 million.  At May 1, 2004, there was $20.5 million outstanding under the Revolving Credit Facility and the Company had cash available of $6.3 million.  It should be noted

that the Company’s net cash position and Revolver borrowings are subject to daily changes, based on collections and both normal operating expenses and capital expenditures, and balances fluctuate at different periods during the year.

Inventory

Comparative preliminary inventory amounts are as follows: (amounts in millions)

	April 30, 2005	May 1, 2004

Finished goods	$39.9	$39.6
Work in process	2.9	2.2
Raw materials & supplies	10.3	7.6
	$53.1	$49.4

FISCAL 2005

The Company now expects net sales for fiscal year 2005 to remain flat with its fiscal year 2004 results.  EBITDA is also projected to remain flat with fiscal year 2004 results.  This is a revision from guidance previously issued on February 15, 2005.

Anthony Corsano, President and Chief Operating Officer of Anvil Knitwear, Inc. (Anvil Holdings’ only operating subsidiary) noted that the Company remains committed to returning to its historical financial performance levels.  Progress is being made on two important initiatives.  A.K.H., S.A., Anvil Knitwear’s wholly owned Honduran subsidiary, has entered into a lease agreement with Zoli Green Valley Industrial Park, S.A. de C.V. to construct a new textile facility.  The lease was executed on April 26, 2005, and A.K.H. is expected to begin occupying the 240,000 square foot facility during the first quarter of 2006 (see Form 8-K dated May 3, 2005).  In addition, a new leased cut and sew facility in Nicaragua became operational in April 2005, replacing a Honduran facility whose lease expired in December 2004.  The Company may experience transitional inefficiencies and training costs, but these two major initiatives should enable us to reduce our labor costs and potentially improve our earnings by approximately $1 million per month starting in fiscal year 2007.

* EBITDA is defined as operating income plus depreciation and amortization.  EBITDA should not be considered in isolation or as a substitute for net income, cash flows from operating activities and other income or cash flow statement data, or as a measure of profitability or liquidity.  The Company believes, however, that EBITDA represents a useful measure of assessing the performance of the Company’s ongoing operating activities as it reflects earnings trends of the Company.  In addition, the Company believes EBITDA to be a widely accepted financial indicator of a company’s ability to service and/or incur indebtedness.  EBITDA does not take into account the Company’s debt service requirements and other commitments and, accordingly, is not necessarily indicative of amounts that may be available for discretionary uses.  The EBITDA measure presented herein may not be comparable to other similarly titled measures of other companies.

This “Release” contains forward-looking statements within the meaning of and this cautionary statement is intended to make applicable and take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 for any forward-looking statements made by, or on behalf of, the Company.  Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements which are other than statements of historical facts.  Statements contained herein are forward-looking statements and accordingly involve risks and uncertainties which could cause actual results or outcomes to differ materially from those expressed in the forward-looking statements.  The forward-looking statements contained herein are based on various assumptions, many of which are based, in turn, upon further assumptions.  The Company’s expectations, beliefs and projections are expressed in good faith and are believed by the Company to have a reasonable basis, but there can be no assurance that the Company’s expectation, beliefs or projections will result or be achieved or accomplished.  In addition to the other factors discussed elsewhere herein, the following factors are important factors that, in the view of the Company, could cause actual results to differ materially from those discussed in this “Release” or any other forward-looking statement:  1. Changes in economic conditions, in particular those which affect the activewear market. 2. Changes in the availability and/or price of yarn, in particular, if increases in the price of yarn are not passed along to the Company’s customers. 3. Changes in senior management or control of the Company. 4. Inability to obtain new customers or retain existing ones. 5. Significant changes in competitive factors, including product pricing conditions, affecting the Company. 6. Government/regulatory actions and initiatives, including, those affecting financings. 7. Significant changes from expectations in actual capital expenditures and operating expenses. 8. Occurrences affecting the Company’s ability to obtain funds from operations, debt or equity to finance needed capital expenditures and other investments. 9. Significant changes in rates of interest, inflation or taxes. 10. Significant changes in the Company’s relationship with its employees and the potential adverse effects if labor disputes or grievances were to occur. 11. Changes in accounting principles and/or the application of such principles to the Company.

The foregoing factors could affect the Company’s actual results and could cause the Company’s actual results during fiscal 2005 and beyond to be materially different from any anticipated results expressed in any forward-looking statement.

The reporting of the Company’s preliminary results for the fiscal quarter ended April 30, 2005 is subject to customary closing and review procedures and final reported results could vary from this preliminary estimate.

The Company disclaims any obligations to update any forward-looking statements to reflect events or other circumstances after the date hereof.

Contact:	Anthony Corsano
President and COO
Anvil Knitwear, Inc.
(212) 476-0341